Exhibit (a)(6)


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FOR IMMEDIATE RELEASE

MacKenzie Patterson Fuller, LP announces an increase in offer price and an extension of tender offer for DREXEL BURNHAM LAMBERT REAL ESTATE ASSOCIATES II

Moraga, Calif. (Market Wire)--November 1, 2006-- MPF-NY 2006, LLC; MP Income Fund 12, LLC; MP Income Fund 14, LLC; MPF DeWaay Premier Fund 2, LLC; MPF DeWaay Premier Fund 4, LLC; MPF Flagship Fund 12, LLC; MP Value Fund 7, LLC; MP Falcon Growth Fund 2, LLC; MacKenzie Patterson Special Fund 6, LLC; MacKenzie Patterson Special Fund 6-A, LLC; MPF Special Fund 8, LLC; Sutter Opportunity Fund 4, LLC; MPF Blue Ridge Fund I, LLC; MPF Blue Ridge Fund II, LLC; MPF DeWaay Premier Fund 3, LLC; MPF Flagship Fund 11, LLC; MPF DeWaay Fund 3, LLC; MPF DeWaay Fund 4, LLC; MPF DeWaay Fund 5, LLC; and MPF Senior Note Program I, LP (the "Purchasers") have increased the Offer Price to $250 per Unit, less distributions between the Offer Date and Expiration Date, and extended the expiration date with respect to their tender offer for units of limited partnership interests (the "Units") in DREXEL BURNHAM LAMBERT REAL ESTATE ASSOCIATES II (the "Partnership"), pursuant to a letter to be mailed to unitholders as soon as practicable after the date of this release. The expiration date has been extended through December 19, 2006.

As of the date hereof, no Units have yet been tendered by unitholders and not withdrawn.

Unitholders should read the Offer to Purchase and the related materials carefully because they contain important information. Unitholders will be able to obtain a free copy of the Tender Offer Statement on Schedule TO, the Offer to Purchase, the Supplemental Letter to Unitholders, the Letter of Transmittal, and other documents that the company has filed with the U.S. Securities and Exchange Commission at the commission's website at www.sec.gov. Unitholders also may obtain a copy of these documents, without charge, from our website at www.mpfi.com (click on MPF Tenders), or by calling toll free at 800-854-8357.

Contact: Christine Simpson, 800-854-8357 x.224
MacKenzie Patterson Fuller, LP
1640 School Street, Suite 100
Moraga, California 94556